Exhibit 99.1
Federated's April Sales Down 0.8%; Same-store sales ahead of guidance for April and First Quarter

CINCINNATI--(BUSINESS WIRE)--May 4, 2006--Federated Department Stores, Inc. (NYSE:FD)(NYSE Arca:FD) today reported total sales of $1.878 billion for the four weeks ended April 29, 2006, an increase of 60.2 percent compared to total sales of $1.173 billion in the same period last year. On a same-store basis, Federated's April sales were down -0.8 percent, which is above the company's guidance for a sales decline of -2.5 percent to -3.5 percent. April results reflect the shift into May this year of a major Macy's promotional event that fell into April last year.

For the 13-week first quarter and year to date, Federated's sales totaled $5.933 billion, up 63.0 percent from total sales of $3.641 billion in the first 13 weeks of 2005. This is within the company's guidance of first quarter 2006 total sales in the range of $5.75 billion to $6 billion. On a same-store basis, Federated's year-to-date sales were flat, which is above the company's guidance for a sales decline of -0.5 percent to -1.5 percent.

Federated expects same-store sales to increase by 4 percent to 6 percent in the month of May. The company reaffirmed its guidance for a sales increase of 3 percent to 5 percent for the second quarter.

Federated's total April and year-to-date sales for 2006 include the May Company acquisition, which was completed Aug. 30, 2005. Federated's same-store sales include only Macy's and Bloomingdale's locations. Excluded from Federated total sales are 75 duplicate stores where clearance sales are in progress or completed. Also excluded are the Lord & Taylor and Bridal Group divisions, which the company intends to divest and are being treated as discontinued operations.

Federated is slated to report its first quarter earnings on Wednesday, May 10, and will webcast a call with financial analysts that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public either via the company's Web site at www.fds.com or by calling in on 1-800-659-6183.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores and more than 720 bridal and formalwear stores in 49 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store, David's Bridal, After Hours Formalwear and Priscilla of Boston. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)

CONTACT: Federated Department Stores, Inc. Media - Jim Sluzewski, 513-579-7764 Investor - Susan Robinson, 513-579-7780

SOURCE: Federated Department Stores, Inc.